EXHIBIT 99

FOR IMMEDIATE RELEASE

Contacts:    Louis Adams or Chris Barnes, Media Relations (972) 770-4967 or (972) 770-4959
                  Lynn Schweinfurth or Laura Conn, Investor Relations (972) 770-7228 or (972) 770-5810

Brinker International Declares First Quarterly Dividend,
Discusses Long-Term Strategic Plan
at Investor and Analyst Conference

Dallas - September 15, 2005 - The board of directors of Brinker International, Inc. (NYSE: EAT) has approved the declaration of the company's first quarterly dividend to common stock shareholders in the amount of $0.10 per share, the company today announced. The dividend will be payable on Dec. 14, 2005, to shareholders of record at the close of business on Nov. 22, 2005.

The board of directors authorized the dividend based on management's confidence in the strength of the company's long-term cash flow generation.

Also today, Brinker is hosting a conference with institutional investors and financial analysts to provide detail on its comprehensive strategic plan. At the conference, the company will discuss:

(i)	expanding its presence both domestically and internationally,
(ii)	growing earnings per share 15 percent per year,
(iii)	returning capital to common stock shareholders through share repurchases and payment of a quarterly dividend,
(iv)	implementing a new equity-based compensation program, and
(v)	affirming full year guidance of $2.40 to $2.46, excluding equity compensation expense.

"We are committed to being the dominant, global casual dining portfolio restaurant company. Our worldwide development strategy, strong operations performance and portfolio of powerful brands will enable us to grow earnings each year by 15 percent and pay a sustainable dividend to our shareholders," said Doug Brooks, Brinker's Chairman and CEO. "We are excited to share our strategic plan, which will support the achievement of our long-term vision, during today's investor conference."

Capital Allocation

During the investor conference, management will also provide Brinker's ongoing comprehensive financial strategy, including capital allocation priorities. The company will use cash from ongoing operating activities for high-return investments, including global restaurant development, potential acquisitions, initiatives to improve the customer experience, platforms for revenue generation and operational margin expansion, and other reinvestments in its brands. The company will continue to apply stringent expectations for minimum returns on investment.

Remaining free cash flow will be used to reduce debt, with the objective of targeting a ratio of adjusted debt to total capitalization of 55 percent to 60 percent, for distributions to shareholders through the payment of a quarterly dividend, and for the ongoing share repurchase program.

There is approximately $150 million available under the company's share repurchase authorizations. One of the goals of share repurchases is to continue to offset dilution from outstanding stock options. Management will consider additional repurchases based on the company's cash position, operational liquidity and planned investment and financing opportunities.

Table 1:  Projected Cash Flow After Capital Expenditures
06-08; $ millions

	06F	07F	08F

Cash Flow from Operations	$455	$510	$600
Capital Expenditures	$(360)	$(400)	$(440)
Cash Flow After Cap Ex	$95	$110	$160

Global Restaurant Development Strategy

Brinker expects to expand global operations in both new and existing markets.  Specifically, the company expanded its domestic restaurant universe potential of its four reported brands by approximately 20 percent to 2,900 total restaurants and increased its global potential universe by approximately 85 percent to almost 5,000 restaurants. The company anticipates that by 2012, international business will produce approximately 20 percent of its operating income. Achieving this international target may require equity positions in some new key markets in addition to franchise development.

Table 2:  Projected Store Counts
06-08; number of stores

	06F	07F	08F
Domestic	131-144	160+	160+
International	14-17	50+	80+
Total	145-161	210+	240+

Equity-based Compensation Plans

Among other proposals, the company will seek shareholder approval of its equity-based compensation plans at the upcoming Annual Shareholder Meeting, to be held on Oct. 20, 2005. The goals of the updated equity-based compensation plans are to remain competitive in attracting and retaining high-quality employees, reduce the number of equity units being awarded, minimize earnings per share dilution from equity-based grants and align management incentives with shareholder interests.

Long-term Business Model

Management confirms the long-term goal of growing annual earnings per share 15 percent. Key annual assumptions include comparable store sales of 1 percent to 3 percent, capacity growth (as measured by average-weighted sales weeks) of 8 percent to 10 percent, increased franchise revenues, margin expansion of 20 to 30 basis points and capital distribution commitments to shareholders noted above.

2006 Financial Guidance

The company affirms full-year fiscal 2006 earnings per diluted share to be $2.40 to $2.46, excluding equity-based compensation expense. Equity-based compensation expense for the year is estimated to be approximately $31.0 million to $33.0 million ($24.0 million to $26.0 million after-tax), resulting in earnings per diluted share of $2.08 to $2.16. This guidance excludes gains and charges and assumes comparable store sales of 3 percent to 4 percent and weighted average shares of 89 million to 90 million.

Investor Conference

Brinker International's senior management team will present its business plans to investors and financial analysts today at the Omni Dallas Park West Hotel. The event will be webcast live at www.brinker.com.  The conference will begin at 8:00 a.m. CDT.  An archive of the conference, including audio and slide presentations, will be available on Brinker's Web site in the Investor Relations section beginning Sept. 16, 2005, at 8 a.m. CDT.

Forward Calendar

Royal Bank of Canada Conference - Sept. 28
Period 3 Sales & 1st Quarter Results - Oct. 25

Brinker International either owns, operates or franchises 1,597 restaurants under the names Chili's Grill & Bar (1,098 units), Romano's Macaroni Grill (236 units), On The Border Mexican Grill & Cantina (138 units), Maggiano's Little Italy (33 units) and Corner Bakery Cafe (92 units).

The statements contained in this release that are not historical facts are forward-looking statements. These forward-looking statements involve risks and uncertainties and, consequently, could be affected by general business and economic conditions, the impact of competition, the impact of acquisitions and divestitures, the seasonality of the company's business, adverse weather conditions, future commodity prices, fuel and utility costs and availability, terrorist acts, consumer perception of food safety, changes in consumer taste, changes in demographic trends, availability of employees, unfavorable publicity, the company's ability to meet its growth plan, acts of God, governmental regulations, and inflation.

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